Exhibit 21

Subsidiaries of Response Genetics, Inc.

Response Genetics Limited, a company incorporated in Scotland (registered number  SC311347) and having its registered office at 15 Atholl Crescent, Edinburgh,  Midlothian, Scotland EH3 8HA.
TRA 2253396v.1